Filed Pursuant to Rule 424(b)(3)
              with respect to Registration Statement No. 333-30116

                           CAPITA RESEARCH GROUP, INC.

Supplement No. 2 dated June 30, 2000 to
Prospectus dated May 10, 2000

         This Prospectus Supplement supplements the Prospectus dated May 10, 2000 relating to the sale of 5,380,000 shares of our common stock.

         You should read this Prospectus Supplement and the Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         INVESTING IN CAPITA RESEARCH GROUP, INC. COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF OUR PROSPECTUS DATED MAY 10, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         On June 23, 2000, we entered into a loan agreement with Jim Salim. Under the loan agreement, Mr. Salim will make loans to us in the aggregate amount of $600,000 in four monthly installments of $150,000 each. In connection with the loan agreement, we issued to Mr. Salim a $600,000 convertible promissory note, convertible into up to 1,000,000 shares of our common stock at a price of $.60 per share, and warrants to purchase up to 1,000,000 shares of our common stock at a price of $.60 per share. The loans accrue interest at an annual interest rate equal to the prime rate plus three percent (3%) and are payable 120 days after the date on which each loan is made. Mr. Salim received "piggyback" registration rights with respect to the common stock issuable upon conversion of the convertible promissory note and exercise of the warrants.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 30, 2000.